                                                                    Exhibit 11.1

                       HEALTH MANAGEMENT ASSOCIATES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)


                                           Three months ended  Six months ended
                                               March 31,          March 31,
                                          ------------------  -------------------
                                             1997     1996     1997        1996
                                          --------   -------  -------  ----------
Net income.................................  $ 31,942  $ 24,970  $51,820  $40,019
                                             ========  ========  =======  =======
                             PRIMARY

Weighted average number of common shares
  outstanding during the period...........    106,942   105,209  106,470  104,747
Exercise of options, net of assumed
 purchase of treasury shares with
 proceeds therefrom.......................      4,742     5,221    4,814    5,199
                                             --------   -------  -------  -------

    Weighted average number of common
      shares outstanding during the
      period as adjusted..................    111,684   110,430  111,284  109,946
                                             ========   =======  =======  =======

Net income per share.......................  $    .29  $    .23  $   .47   $  .36
                                             ========  ========  =======   ======

                             FULLY DILUTED

Weighted average number of common shares
  outstanding during the period...........    106,942   105,209  106,470  104,747
Exercise of options, net of assumed
 purchase of treasury shares with
 proceeds therefrom.......................      4,742     5,668    4,814    5,991
                                             --------  -------- --------  -------

    Weighted average number of common
      shares outstanding during the
      period as adjusted..................    111,684   110,877   111,284 110,738
                                             ========  ========  ======== =======

Net income per share......................   $    .29  $    .23  $    .47  $  .36
                                             ========  ========  ========  ======

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